                                                                   Exhibit 10.77
                                                                   -------------

                     LICENSE, DISTRIBUTION AND OEM AGREEMENT

     This License, Distribution and OEM Agreement (this "Agreement") is made and entered into as of October 29 , 2001 (the "Effective Date") by and between Agen Biomedical Limited, an Australian company, having its principal place of business at 11 Durbell Street, Acacia Ridge, Queensland 4110, Australia ("Agen"), and Synbiotics Corporation, a California corporation, having its principal place of business at 11011 Via Frontera, San Diego, CA 92127, United States of America ("Synbiotics"). Agen and Synbiotics will be referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

     Whereas, Agen and Rhone Merieux, Inc. ("Rhone Merieux"), a company organized under the laws of France, entered into that certain collaboration agreement for development and distribution of certain diagnostic products as of July 7, 1995 (as amended, the "Collaboration Agreement") and certain other miscellaneous agreements herein collectively referred to as "Previous Agreements" and attached herein as Exhibit J;

     Whereas, Synbiotics assumed, and Rhone Merieux assigned to Synbiotics, all of Rhone Merieux's rights, duties and obligations under the Previous Agreements effective as of July 9, 1997 ;

     Whereas Synbiotics asserts that certain Witness products are not covered by the Collaboration Agreement, and such assertion is disputed by Agen;

     Whereas, Agen sent Synbiotics a Notice of Termination of the Collaboration Agreement effective as of July 12, 2001; and such termination has been disputed by Synbiotics; and

     Whereas, Agen and Synbiotics wish to redefine their business relationship as set forth herein and to supersede all existing agreements previously referred to as "Previous Agreements".

     Now, Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

                                    AGREEMENT

1.   Definitions.

     For purposes of this Agreement, capitalized terms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

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     1.1.  "Affiliate(s)" shall mean any person or entity which, at the
Effective Date or at any time thereafter, is Controlled by, Controls, or is under common Control with a Party.

     1.2. "Agen Territory" shall mean the countries set forth in Exhibit A hereto.

     1.3. "Synbiotics Biologicals" shall mean the antibodies, antigens and other chemical or biological materials (including, without limitation, the cell lines, hybridoma, virus strains and other biological materials) specified in Exhibit B and owned or otherwise (directly or indirectly) controlled by Synbiotics.

     1.4. "Agen Biologicals" shall mean the antibodies, antigens and other chemical or biological materials (including, without limitation, the cell lines, hybridoma, virus strains and other biological materials) specified in Exhibit C and owned or otherwise (directly or indirectly) controlled by Agen.

     1.5.  "Confidential Information" has the meaning set forth in Section 10.1.

     1.6. "Control" (including "Controlled," "Controls" and other forms) as to an entity shall mean (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities of, or other ownership interest in, such entity; or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interest, by contract or otherwise).

     1.7. "Distribute," including "Distribution" and other forms, with respect to Products, shall mean to market, advertise and otherwise promote, use, sell, offer to sell, import, distribute and otherwise commercialize or exploit such Products.

     1.8. "Equivalent Products" shall mean veterinary diagnostic products in ICT Format that (i) are for the same analytes as Products, and (ii) do not contain Synbiotics Biologicals.

     1.9. "Exclusive Period" shall mean the period beginning on the Effective Date and ending on December 31, 2002.

     1.10. "ICT Format" shall mean Immunochromatography strip assay format.

     1.11. "ICT Products" shall mean veterinary diagnostic products in ICT Format that contain Synbiotics Biologicals.

     1.12. "Insolvency Event" means, with respect to a Party, (a) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the Party, or for any lesser portion of such property which appointment is not dismissed within thirty (30) days; (b) the determination by a court or tribunal of competent jurisdiction that the Party is insolvent such that the Party's liabilities exceed the fair market value of its assets; (c) the filing of a petition for relief in bankruptcy by the Party on its own behalf, or the filing of any such petition against the Party if the proceeding is not dismissed or withdrawn within sixty (60) days thereafter; (d) an assignment by the Party for the benefit of creditors; or (e) the dissolution or liquidation of, or cessation of business in the ordinary course by the Party.

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     1.13. "Net Sales" means gross sales revenue received from the sale of products less trade discounts (to the extent not already reflected by a reduced gross sales revenue), shipping and handling (to the extent payments for customer therefore were included in gross sales revenue), taxes (to the extent payments from customer therefore were included in gross sales revenue) and other verified bona fide trade deductions common to the veterinary industry.

     1.14. "Products" means the veterinary diagnostics products set forth in Exhibit D hereto. Products shall include all packaging variations of those set forth in Exhibit D.

     1.15. "Purchase Order" means the standard Agen purchase order to be used by Synbiotics to order Products hereunder. Each Purchase Order shall be governed by, and be deemed to incorporate by reference, the terms and conditions of this Agreement.

     1.16. "Synbiotics Territory" shall mean all countries of the world except the Agen Territory.

     1.17. "Term" shall mean the Initial Term together with any Additional Term (as such terms are defined in Section 12.1).

     1.18. "Trademarks" shall mean the registered or unregistered trademarks, service marks, trade names, icons, logos, trade dress, and other indications that are (i) set forth in Exhibit E hereto or (ii) associated with the foregoing.

     1.19. "Synbiotics Technology" shall mean any and all Synbiotics Biologicals, technical information, invention disclosures, inventions, discoveries, patents, copyright, know-how, trade secrets, processes, procedures, methods, formulas, protocols, techniques, compositions, software, documents, works of authorship, notebooks, data and other materials and information (including any enhancements, modifications or revisions of any of the foregoing), which are necessary or useful for the manufacture, practice, commercialization and utilization of Products and/or ICT Products and are owned or (directly or indirectly) controlled by Synbiotics (or to which Synbiotics otherwise has rights). Technology does not include Synbiotics' U.S. canine heartworm patents.

     1.20. "Agen Technology" shall mean any and all Agen Biologicals, technical information, invention disclosures, inventions, discoveries, patents, copyright, know-how, trade secrets, processes, procedures, methods, formulas, protocols, techniques, compositions, software, documents, works of authorship, notebooks, data and other materials and information (including any enhancements, modifications or revisions of any of the foregoing), which are necessary or useful for the manufacture, practice, commercialization and utilization of Products and/or ICT Products and are owned or (directly or indirectly) controlled by Agen (or to which Agen otherwise has rights). Agen Technology does not include Agen's FIV Patents.

     1.21. "Technologies" shall mean Agen Technology and Synbiotics Technology.

2.   Distribution of Products During the Exclusive Period.

     2.1. Distribution by Synbiotics. Subject to the terms and conditions of this Agreement, Agen hereby appoints Synbiotics as the exclusive (subject to Section 2.4.8) distributor, for the Exclusive Period, to Distribute Products in the Synbiotics Territory.

     2.2. Distribution by Agen. Subject to the terms and conditions of this Agreement, Synbiotics hereby appoints Agen as the exclusive party, for the Exclusive Period, to (i) Distribute Products in the Agen Territory, and (ii) to make, have made and manufacture Products throughout the world.

     2.3. Subdistributors. The Parties may exercise their rights under Section
2.1 or 2.2, respectively, through subdistributors, provided that such subdistributors agree in writing to be bound by terms and conditions that are no less protective of the other Party's rights and interests than those contained in this Agreement.

     2.4. Other Obligations.

          2.4.1. No Compete.

                 2.4.1.1. During the Exclusive Period, Synbiotics shall not (directly or indirectly), and shall not (directly or indirectly) cause, assist or otherwise induce any party other than Agen to Distribute ICT Products in the Agen Territory.

                 2.4.1.2. During the Exclusive Period, Agen shall not (directly or indirectly), and shall not (directly or indirectly) cause, assist or otherwise induce any party other than Synbiotics to Distribute ICT Products in the Synbiotics Territory.

          2.4.2. Marketing Obligations. Synbiotics and Agen shall use commercially reasonable efforts to Distribute Products in the Synbiotics Territory or the Agen Territory, as applicable, in accordance with the terms and conditions of this Agreement. Synbiotics shall not modify the Products and shall Distribute the Products only as such Products have been provided to Synbiotics by Agen.

          2.4.3. Personnel. The Parties shall maintain an active, well-trained sales and technical staff capable of performing their respective obligations hereunder.

          2.4.4. General Conduct. The Parties shall: (i) conduct business in a manner that reflects favorably at all times on the Products and the good name, goodwill and reputation of the Parties; (ii) avoid deceptive, misleading or unethical practices that are or might be detrimental to the other Party, the Products or the public; (iii) make no false or misleading representations with regard to the other Party or the Products; (iv) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to the other Party or the Products; (v) represent to customers only such facts about the Products as stated in its published product and service descriptions, advertising and promotional materials or as may be stated in other nonconfidential written material; and
(vi) in no event make any representations, warranties, guarantees or other statements on the other Party's behalf.

          2.4.5. Compliance with Law. The Parties will comply with all applicable international, national, state, regional and local laws and regulations, including without limitation any import or export control regulations, in performing their obligations hereunder and in any of their dealings with respect to the Products.

          2.4.6. Governmental Approval. Synbiotics shall, with respect to the Synbiotics Territory, and Agen shall, with respect to the Agen Territory, make any government filings and obtain any licenses or other approvals that are required in connection with this Agreement or the subject matter hereof, including without limitation any import licenses, approvals and certifications. The Parties agree to provide to the other Party copies of any such filings and other related information as may reasonably be necessary for such other Party to exercise its rights or perform its obligations under this Agreement.

          2.4.7. Costs and Expenses. Except as expressly provided herein or agreed to in writing by Agen and Synbiotics, each Party will pay its costs and expenses incurred in the performance of its rights and obligations under this Agreement.

          2.4.8. Minimums. If Synbiotics fails to purchase the number of Products specified in Exhibit F hereto by the milestone dates set forth therein, the rights granted to Synbiotics in Section 2.1 shall immediately become non-exclusive without further notice and Section 2.4.1.2 shall immediately terminate and be of no force or effect.

3.   Technology Licenses.

     3.1. Pre 2003 License.

          3.1.1. Technology. Synbiotics hereby grants to Agen the exclusive, non-transferable (subject to Section 13.2), royalty-bearing (as set forth in Section 6.4) sublicensable right, for the Exclusive Period, under all Synbiotics Technology owned or (directly or indirectly) controlled by Synbiotics (or to which Synbiotics otherwise has rights), (i) to Distribute Products in the Agen Territory, and (ii) to make and manufacture Products throughout the world.

          3.1.2. Trademarks. Synbiotics hereby grants to Agen the exclusive, non-transferable (subject to Section 13.2), royalty-free, sublicensable right, for the Exclusive Period, to use and display the Trademarks in the Agen Territory in connection with the Distribution of Products.

     3.2. Post 2002 License.

          3.2.1. Technology. Synbiotics and Agen hereby grant to each other (provided that, without prejudice to any rights the Parties otherwise have under this Agreement, the Parties shall forebear to exercise any of the following rights until (i) January 1, 2003, (ii) the occurrence of any of the events set forth in Section 2.4.8, or (iii) the termination of this Agreement, whichever occurs earlier) the worldwide, non-exclusive, perpetual, irrevocable, transferable, royalty-bearing (as set forth in Section 6.4) right, with full rights to sublicense, under all Technologies, owned or (directly or indirectly) controlled by the Parties (or to which the Parties otherwise have rights) to (i) make, use (including without limitation in connection with any research and development activities), sell, offer to sell, import, access, reproduce, adapt, alter, modify, combine and otherwise prepare derivatives based upon, distribute, and otherwise commercialize and exploit Products and ICT Products and any Technologies in connection therewith, (ii) practice any method in connection with any of the foregoing, and (iii) have any of the foregoing rights exercised by any third party.

          3.2.2. Trademarks. Synbiotics hereby grants to Agen (provided that, without prejudice to any rights Agen otherwise has under this Agreement) Agen shall forebear to exercise any of the following rights until (i) January 1, 2003, (ii) the occurrence of any of the events set forth in Section 2.4.8, or
(iii) the termination of this Agreement, whichever occurs earlier) the exclusive, perpetual, irrevocable, transferable, royalty-bearing (as set forth in Section 6.4) right, with full rights to sublicense, to use and display the Trademarks in Japan in connection with distribution of the Products or Equivalent Products. Synbiotics retains the exclusive rights to the Trademarks in Japan for all other analytes.

          3.2.3. Moulds. Both Parties agree that the moulds used to make the plastic housings, as set forth in Exhibit G, are jointly owned and that both Parties will have continued use of the moulds.

          3.2.4. Return of Property. Both Parties agree to return any property or assets belonging to the other party, as set forth in Exhibit G, (other than moulds) as soon as practicable but in any event within 30 days of termination under Section 12. Four(4) vials of viable Master Cell Banks for FeLV clone 1111B10A5 will be transferred to Synbiotics within 60 days of the Effective Date.

          3.2.5. FIV License. Agen grants to Synbiotics a non-exclusive license for the territory of Europe (European countries from the Atlantic to Russia) for Agen's FIV patents , patent application number 92912386.7, ("FIV Patents").

     3.3. Regulatory Filings. Synbiotics hereby grants to Agen all rights and other benefits (including without limitation any rights of reference) conferred by or otherwise resulting from any government or regulatory filings, licenses or approvals with respect to Products ("Filings") exclusively and perpetually, with respect to Filings in or for Japan. Synbiotics shall, upon Agen's request, deliver to Agen such records, data or other documents or information, execute and deliver or cause to be delivered, all such consents, documents or further instruments, take or cause to be taken all such other actions, and otherwise cooperate with and assist Agen as reasonably deemed necessary by Agen to obtain the full benefits of the rights granted to it herein. If a Party ("Terminating Party") terminates the Agreement as provided for Section 12, provided however that such termination is only as a result of an event described in 1.12 (e), then the other Party ("Terminated Party") shall grant to the Terminating Party all rights and other benefits (including without limitation any rights of reference) conferred by or otherwise resulting from any government or regulatory filings, licenses or approvals with respect to Products ("Filings") exclusively and perpetually, with respect to Filings in or for the Synbiotics Territory or the Agen Territory as the case may be. The Terminated Party shall, upon the Terminating Party's request, deliver to the Terminating Party such records, data or other documents or information, execute and deliver or cause to be delivered, all such consents, documents or further instruments, take or cause to be taken all such other actions, and otherwise cooperate with and assist the Terminating

Party as reasonably deemed necessary by the Terminating Party to obtain the full benefits of the rights granted to it herein

4.   Orders.

          4.1. Products. During the term of this Agreement, Agen agrees to manufacture and sell Products to Synbiotics in accordance with the terms and conditions set forth herein. All orders for Products submitted by Synbiotics shall be initiated by a written Purchase Order. The Synbiotics Forecast shall be deemed a written Purchase Order (subject to Section 4.4). No Purchase Order shall be binding on Agen unless and until accepted by Agen in writing. However, Agen agrees not to unreasonably decline to accept Synbiotics' Purchase Orders. Each Purchase Order shall specify the quantity, requested shipment method, and requested schedule and delivery destination for each ordered Product. Each Purchase Order shall be governed by and subject to the terms and conditions of this Agreement (regardless of whether such Purchase Order references this Agreement). Any terms, conditions or provisions contained in any Purchase Order or other Synbiotics document that are different from or in addition to those contained in this Agreement are hereby expressly rejected and will not apply to any order for, or shipment of, Products by Agen. Synbiotics acknowledges that Agen is unwilling to enter into an agreement relating to the Products that contains any such different or additional terms, conditions or provisions. No conduct by Agen, including, without limitation, shipment of Products, shall constitute, or be construed to constitute, Agen's consent to or recognition of a contract containing terms, conditions or provisions that are different from or are not contained in this Agreement.

          4.2. Biologicals.

               4.2.1 Synbiotics. Synbiotics shall supply to Agen , upon a respective order by Agen ("Agen Order"), Agen's requirements of Synbiotics Biologicals of a quantity and quality as necessary for Agen to manufacture ICT Products consistent with Agen's requirements and quality standards. Each Agen Order shall specify the quantity, requested shipment method, and requested schedule and delivery destination for ordered Synbiotics Biologicals
` and Synbiotics shall promptly confirm each such Agen Order in writing. Synbiotics shall pay all costs of insurance, packaging, transportation and shipment of Synbiotics Biologicals. Each Agen Order shall be governed by and subject to the terms and conditions of this Agreement (regardless of whether such Agen Order references this Agreement). Any terms, conditions or provisions contained in any Agen Order or other Agen document that are different from or in addition to those contained in this Agreement are hereby expressly rejected and will not apply to any order for, or shipment of, Synbiotics Biologicals by Synbiotics. Agen acknowledges that Synbiotics is unwilling to supply Synbiotics Biologicals under any such different or additional terms, conditions or provisions. No conduct by Synbiotics, including, without limitation, shipment of Synbiotics Biologicals, shall constitute, or be construed to constitute, Synbiotics' consent to or recognition of a contract containing terms, conditions or provisions that are different from or are not contained in this Agreement.

               4.2.2 Agen. Agen shall supply to Synbiotics , upon a respective order by Synbiotics ("Synbiotics Order"), Synbiotics' requirements of Agen's Biologicals of a quantity and quality as necessary for Synbiotics to manufacture ICT Products consistent with Synbiotics' requirements and quality standards. Each Synbiotics Order shall specify the quantity, requested shipment method, and requested schedule and delivery destination for ordered Agen Biologicals and Agen shall promptly confirm each such Synbiotics Order in writing. Agen shall pay all costs of insurance, packaging, transportation and shipment of Agen Biologicals. Each Synbiotics Order shall be governed by and subject to the terms and conditions of this Agreement (regardless of whether such Synbiotics Order references this Agreement). Any terms, conditions or provisions contained in any Synbiotics Order or other Synbiotics document that are different from or in addition to those contained in this Agreement are hereby expressly rejected and will not apply to any order for, or shipment of, Agen Biologicals by Agen. Synbiotics acknowledges that Agen is unwilling to supply Agen Biologicals under any such different or additional terms, conditions or provisions. No conduct by Agen, including, without limitation, shipment of Agen Biologicals, shall constitute, or be construed to constitute, Agens consent to or recognition of a contract containing terms, conditions or provisions that are different from or are not contained in this Agreement.

     4.3. Forecast. No later than fifteen (15) days from the Effective Date, Synbiotics shall provide Agen a twelve (12) month rolling forecast of Synbiotics' requirements of Products ("Synbiotics Forecast") and Synbiotics' requirements of Agen Biologicals. Such Synbiotics Forecast shall be updated by the first day of each subsequent month. No later than fifteen (15) days from the receipt of the Synbiotics Forecast, Agen shall provide Synbiotics a twelve (12) month rolling forecast of Agen's requirements of Synbiotics Biologicals ("Agen Forecast"). Such Agen Forecast shall subsequently be updated on a monthly basis within fifteen (15) days from receipt of the respective updated Synbiotics Forecast. The quantity of Product or Synbiotics Biologicals listed for the first ninety (90) days of each forecast shall be a firm order, which is a guarantee of minimum orders to be placed during the first ninety (90) days of each forecast and the remainder of the forecast shall be used for planning purposes only.

     4.4. Change Orders and Cancellation. Purchase Orders and Agen Orders shall be deemed firm offers. To be effective, any change to a Purchase Order or an Agen Order, as applicable, shall be mutually agreed upon in writing by the Parties, and may require a change in fees reflecting the inclusion, deletion or substitution of Products, as well as Synbiotics' or Agen's, as applicable, direct costs of processing such change. Notwithstanding the foregoing, Synbiotics and Agen may change Purchase Orders or Agen Orders, respectively, in accordance with the following schedule:

---------------------------------------- -------------------------------------- --------------------------------------
   Number of days prior to scheduled              Allowable decrease                     Allowable increase
             shipment date                  (% of Purchase Order quantity)         (% of Purchase Order quantity)
---------------------------------------- -------------------------------------- --------------------------------------
                 0-90                                      0%                                     0%
---------------------------------------- -------------------------------------- --------------------------------------
                 91-180                                   30%                                    30%
---------------------------------------- -------------------------------------- --------------------------------------
                181-270                                   50%                                    50%
---------------------------------------- -------------------------------------- --------------------------------------
                271-360                                   60%                                    60%
---------------------------------------- -------------------------------------- --------------------------------------


5.   Shipment and Delivery.

       5.1. Delivery. Shipment method and requested schedules for Products shall be specified in each Purchase Order and confirmed in Agen's acceptance of such order. Shipped Products shall be packed for shipment and storage in accordance with Agen's standard commercial practices. Each shipment shall be made C.I.F. destination point of shipment. Title and risk of loss shall pass to Synbiotics on delivery of Products. Agen reserves the right to make selections of common carrier and method of shipment. Shipping dates shall be approximate only, and Agen shall not be liable for any damage, loss or expense incurred by Synbiotics if Agen fails to meet any specified shipping date. Further, Agen shall not be liable for any breach or delay or other failure caused by Synbiotics' delay or failure to supply Synbiotics Biologicals within the delivery schedule set forth in the Agen Order or that do not meet Agen's requirements and quality standards. Notwithstanding anything in this Agreement, all deliveries and shipping dates are subject to Sections 5.3 and 7.1.2 below.

       5.2. Additional Supplies. Both Parties shall make commercially reasonable efforts to fulfill orders exceeding the amounts reflected in the 0-90 days portion of the Synbiotics Forecast or the Agen Forecast, as applicable ("Additional Supplies"), provided, however, that Synbiotics Biologicals related to Products to be delivered to Synbiotics shall never be deemed Additional Supplies. In no event shall a failure to deliver Additional Supplies constitute a Failure to Supply pursuant to Section 5.3.

       5.3. Failure to Supply. Should either Party fail to meet the delivery schedule (subject to Sections 5.1 and 13.9) in the applicable Agen Order or Purchase Order, as the case may be, with respect to any Synbiotics Biologicals, Agen Biologicals or products, as applicable, ("Failure to Supply") the other Party shall notify such Party of such failure in writing. Upon receipt of such notice such Party shall have thirty (30) days to cure such Failure to Supply. Upon expiration of such thirty (30) day cure period such Party shall be deemed in material breach of this Agreement unless the Parties agree otherwise in writing prior to the expiration of said period.

6. Payments.

     6.1. Fees for Products. Products shall be provided at Agen's then-current standard pricing, which standard pricing as of the Effective Date is set forth in Exhibit H hereto.

     6.2. Open Accounts. Synbiotics hereby acknowledges that it owes to Agen under the Collaboration Agreement, and hereby agrees to pay to Agen pursuant to the terms and conditions set forth herein, an amount of five hundred thousand six hundred and eighty one dollars ninety seven cents (USD $500,681.97) (the "Open Accounts"). Interest will accrue, from the Effective Date, in accordance with section 7.3 and shall be due and payable on January 15, 2002.

     6.3. Fees for Biologicals. The prices for Biologicals shall be as set forth in Exhibit H hereto. Price increases shall be limited to 150% of actual increases in manufacturing costs for the Biologicals, as documented in writing and provided to the other party, and shall not occur more than once in any twelve-month period. In no event shall a price increase exceed 150% of the increase in the "Consumer Price Index for all Urban Consumers" as published by the U.S. Department of Labor ("CPI") for the twelve-month period preceding the price increase.

     6.4. Agen Royalties. Agen shall pay to Synbiotics a seven percent (7%) royalty of the Net Sales of Products, Equivalent Products and ICT Products in the Agen Territory during the Exclusive Period. Beginning January 1, 2003, Agen shall pay Synbiotics a seven percent (7%) royalty of the Net Sales of any product sold that includes the Synbiotics Biologicals, that were supplied by Synbiotics pursuant to Section 4.2.1, and/or any Product sold under the "Witness" Trademark in or for Japan. Notwithstanding the above, beginning January 1, 2003, if Agen obtains the Synbiotics Biologicals from a third party under a valid license agreement then such Net Sales will not be subject to
Section 6.4. Agen agrees to furnish Synbiotics with a copy of such license agreement.

     6.5. Synbiotics Royalties. Beginning January 1, 2003, Synbiotics shall pay Agen a seven percent (7%) royalty of the Net Sales of any product manufactured and sold by Synbiotics that (i) use any Agen Biologicals, that were supplied by Agen pursuant to Section 4.2.2 or (ii) except for the license granted herein would infringe Agen's FIV Patents. Products manufactured by Agen and sold by Synbiotics after January 1, 2003, are not subject to a royalty. Notwithstanding the above, beginning January 1, 2003, if Synbiotics obtains the Agen Biologicals from a third party under a valid license agreement then such Net Sales will not be subject to Section 6.5. Synbiotics agrees to furnish Agen with a copy of such license agreement.

     6.6. Fees for Distribution in Japan. In consideration of the exclusive right to Distribute Products in Japan Agen shall pay to Synbiotics an amount of USD $350,000, such amount to be paid in eleven monthly installments of USD $30,000 (beginning thirty days after the first shipment of Products to Japan after the Effective Date) and a one-time payment of USD $20,000 to be paid upon the first shipment of Products to Japan after the Effective Date. Synbiotics hereby agrees that Agen, at it's sole discretion, has full right of offset of such monthly installments to, but not limited to, the Open Accounts.

     6.7. Synbiotics hereby agrees to reimburse Agen for the 8% royalties paid to Becton Dickinson on sales of ICT Products from Agen to Synbiotics.

7. Payment Terms. All payments hereunder shall be made in United States dollars.

     7.1.  Payments to be Made by Synbiotics.

           7.1.1. Synbiotics shall pay the Open Accounts to Agen in monthly installments of two hundred thousand dollars (USD $200,000), or the full amount, if less, which amounts shall be due and payable on the last day of each month beginning in November 2001. Notwithstanding the foregoing, all Open Accounts shall be paid in full by December 31, 2001.

           7.1.2. All other payments to be made by Synbiotics hereunder shall be due and payable within sixty (60) days from shipment, if accrued before January 1, 2002, and within thirty (30) days from shipment, if accrued on or after January 1, 2002.

           7.1.3. All royalty payments to be made by Synbiotics to Agen hereunder shall be due and payable on a quarterly basis within sixty (60) days after the end of each calendar quarter.

           7.1.4. All payments to be made by Synbiotics to Agen as described in
6.7 hereunder shall be due and payable on a quarterly basis within sixty (60) days from invoice.

     7.2.  Payments to be Made by Agen.

           7.2.1. All fees for Synbiotics Biologicals to be made by Agen to Synbiotics hereunder shall be due and payable within sixty (60) days from shipment, if accrued before January 1, 2002, and within thirty (30) days from shipment, if accrued on or after January 1, 2002.

           7.2.2 All royalty payments to be made by Agen to Synbiotics hereunder shall be due and payable on a quarterly basis within sixty (60) days after the end of each calendar quarter, and the fees to be paid by Agen to Synbiotics pursuant to Section 6.6 hereof shall be due and payable in accordance with the
Schedule in Section 6.6.

     7.3. Interest. Interest on any late payments shall accrue at the rate of one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law, whichever is less, from the due date until such amount is paid.

8. Warranties

     8.1. Warranties by Agen. Agen represents, warrants and covenants that (a) Agen has all rights and the full power and authority to enter into this Agreement and to perform its obligations hereunder; (b) as of the date of delivery to Synbiotics, the Products supplied by Agen hereunder shall substantially conform to the accompanying specifications; (c) Agen has the right to accept the rights and licenses contemplated by this Agreement, without the need for any consents, approvals or immunities not yet obtained; and (d) the Agen Technology and the reproduction, distribution and other use thereof as contemplated by this Agreement do not and shall not infringe or misappropriate any patent, trade secret, copyright or other rights of any third party. If any Product does not conform substantially to the accompanying specifications as of the date of delivery to Synbiotics, Agen's sole liability, and Synbiotics' exclusive remedy with respect thereto, is for Agen to repair or replace such non-conforming Product, and if such repair or replacement is not possible, to refund the purchase price for such non-conforming Product.

     8.2. Warranties by Synbiotics. Synbiotics represents, warrants and covenants that (a) Synbiotics has the all rights and the full power and authority to enter into this Agreement and to perform its obligations hereunder;
(b) Synbiotics has the sole and exclusive right to grant the rights and licenses set forth in this Agreement, without the need for any licenses, releases, consents, approvals or immunities not yet granted; (c) the Synbiotics Technology and the reproduction, distribution and other use thereof as contemplated by this Agreement do not and shall not infringe or misappropriate any patent, trade secret, copyright or other rights of any third party; (d) Synbiotics has not made and shall not make any commitments inconsistent with Agen's rights under this Agreement; (e) its entering into this Agreement and its performance of its obligations hereunder does not conflict with or breach any commitment, agreement or obligation with or towards any third party.

     8.3. Disclaimer of Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS) ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, AND ALL WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

9.  Indemnification

     9.1. Indemnity Obligations. Each Party shall defend the other Party from and against any third-party claim, suit or proceeding resulting from any breach (or any claim that, if true, would constitute a breach) of such Party's representations, warranties or covenants set forth in Section 8, and shall indemnify and hold harmless such other Party from any damages, costs, losses or liability (including attorneys' fees and related costs) arising out of or relating to such claim, suit or proceeding.

     9.2. Conditions. Neither Party shall be obligated to indemnify, hold harmless or defend the other Party pursuant to Section 9.1 unless (and only to the extent) the other Party (a) provides prompt notice of the commencement of the claim, suit or proceeding for which indemnification is sought, (b) provides reasonable cooperation to such Party, and (c) allows such Party to control the defense and settlement thereof, provided that (i) the other Party may, at its option and expense, participate and appear on an equal footing with such Party in the claim, suit or proceeding and (ii) neither Party may settle a claim, suit or proceeding without approval of the other Party, which approval shall not be unreasonably withheld or delayed.

10. Confidential Information and Disclosure

     10.1. Confidential Information. Each Party agrees to maintain all Confidential Information of the other Party in confidence to the same extent that it protects its own similar Confidential Information (but in no event shall such Party use less than reasonable care in protecting such Confidential Information) and to use such Confidential Information of the other Party only for the purposes of exercising its rights and performing its obligations under this Agreement. "Confidential Information" means any information (whether in writing, or in oral, graphic, electronic or any other form) that is marked or confirmed in writing as confidential or proprietary. Each Party agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of Confidential Information of the other Party, including, without limitation, disclosing such Confidential Information only to its employees or agents (a) with a need to know such information, (b) who are parties to appropriate agreements or confidentiality obligations sufficient to comply with this Section 10, and (c) who are informed of the nondisclosure/non-use obligations imposed by this Section 10, and the receiving Party shall take appropriate steps to implement and enforce such non-disclosure/non-use obligations. The foregoing restrictions on disclosure and use shall survive for four (4) years following termination or expiration of this Agreement.

         10.2. Exclusions. The foregoing restrictions on disclosure and use shall not apply with respect to any Confidential Information that (a) was or becomes publicly known through no fault of the receiving Party; (b) was rightfully known or becomes rightfully known to the receiving Party without confidential or proprietary restriction from a source other than the disclosing Party; (c) is documented by the receiving Party as having been independently developed by the receiving Party without the participation of individuals who have had access to or use of the Confidential Information; (d) is approved by the disclosing Party for disclosure without restriction in a written document signed by a duly authorized officer of such disclosing Party; or (e) the receiving Party is legally compelled to disclose, provided, however, that prior to any such compelled disclosure, the receiving Party shall (i) assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure and (ii) cooperate fully with the disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. With respect to (e) above, in the event that such protection against disclosure is not obtained, the receiving Party shall be entitled to disclose the Confidential Information, but only as and to the extent necessary to legally comply with such compelled disclosure.

11. Limitation of Liability. TO THE EXTENT ALLOWED BY APPLICABLE LAW AND EXCEPT FOR LIABILITY UNDER SECTIONS 9 OR 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATA, AND INTERRUPTION OF BUSINESS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12. Term and Termination

         12.1. Term. The term of this Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with the provisions of this Section 12, continue for a period of three (3) years (the "Initial Term"), and thereafter shall automatically be renewed for additional one (1) year periods (each, an "Additional Term"), unless either Party terminates this Agreement by giving at least three hundred sixty (360) days prior written notice before the expiration of the Initial Term or any Additional Term.

     12.2. Termination for Material Breach. If either Party materially breaches any of its obligations under this Agreement, the non-breaching Party, at its option, shall have the right to terminate this Agreement by written notice to the other Party, if such other Party does not cure such breach within thirty
(30) days after being notified of such breach by the non-breaching Party. If the breach consists of a Failure to Supply which has not been cured pursuant to
Section 5.3 of this Agreement, or if the breaching party has previously cured a similar breach (e.g., a breach of the same provision of or obligation under this Agreement) within the preceding rolling twelve-month period, the non-breaching Party may terminate this Agreement immediately and the breaching Party shall not have an opportunity to cure such breach under this Section 12.2. Notwithstanding the generality of the foregoing, the Parties acknowledge and agree that failure to pay any amounts owed according to the terms and conditions hereof by any Party shall constitute a material breach of this Agreement.

     12.3. Insolvency Event. Either Party may immediately terminate this Agreement by giving written notice to the other Party if the other Party becomes subject of an Insolvency Event.

     12.4. Effect of Termination; Survival. Sections 1, (2.4.4, 2.4.6), 3.2, 3.3, 4.2, 4.3 (as to Agen), 4.4 (as to Agen), 6.4 (as provided therein), 6.5, 7.1, 7.2, 7.3, 8.3, 9, 10 (as provided therein), and 13 shall survive any termination of this Agreement. In addition, and notwithstanding anything to the contrary in this Agreement, all fees and other payments (except for royalty payments pursuant to Section 6.4 and 6.5) accrued before any expiration or termination of this Agreement shall be due and payable immediately upon such expiration or termination.

13. General Provisions

     13.1. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to be properly given upon the earlier of (a) actual receipt by the addressee or (b) five (5) business days after being sent via private industry courier to the respective Parties at the addresses first set forth above or to such other person or address as the Parties may from time to time designate in a writing delivered pursuant to this Section 13.1.

     13.2. Assignment. Neither Party shall assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any or its rights or obligations under this Agreement. Notwithstanding the foregoing, either Party may assign or transfer this Agreement, or any of its rights and obligations hereunder, to a third Party as part of a merger, consolidation, corporate reorganization, sale of all or substantially all of such Party's assets or like event ("Permissible Assignment"), provided that the Party shall, as a condition to such Permissible Assignment, cause the third party to agree to, accept and assume the obligations of this Agreement to the same extent as the Party engaging in such transaction. Any purported assignment, sale, transfer, delegation or other disposition, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, any permitted assign of Synbiotics shall be deemed to be Synbiotics for purposes of this Agreement and any permitted assign of Agen shall be deemed to be Agen for purposes of this Agreement.

     13.3. Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Parties, and, to the extent federal law is applicable, the laws of the United States of America without giving effect to any choice of law rule that would cause the application of the laws of any other country. The United Nations Convention on the International Sale of Goods (CISG) shall not apply.

     13.4. Dispute Resolution. The Parties agree to be bound by the terms and conditions of the Dispute Resolution process as described in Exhibit K. Notwithstanding the foregoing either party may seek and file an application for injunctive relief or other equitable or provisional remedies in a court of competent jurisdiction.

     13.5. Use of Third Parties. Each Party may use consultants and other contractors in connection with the performance of obligations and exercise of rights under this Agreement, provided that such consultants and contractors shall be subject to the same obligations as the Party that engages them and such Party shall be responsible for their actions .

     13.6. Waiver. The waiver by either Party of a breach of or a default under any provision of this Agreement shall be in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of the Agreement, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

     13.7. Severability. If any term, clause or provision of this Agreement shall be determined to be invalid, the validity of any other term, clause or provision shall not be affected, and such invalid term, clause or provision shall be deemed deleted from this Agreement.

     13.8. Relationship of the Parties. This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the Parties; the Parties shall at all times be and remain independent contractors and neither Party nor its agents have any authority of any kind to bind the other Party in any respect whatsoever.

     13.9. Force Majeure. Each Party shall be excused for any failure or delay in performing any of its obligations, except for any obligations to make payments, under this Agreement to the extent on a day-for-day basis that such failure or delay is caused by any act of God, accident, explosion, fire, storm, earthquake, flood, drought, riot, embargo, civil commotion, war, or any circumstances or event beyond the reasonable control of such Party; provided, however, that such Party notifies the other Party reasonably promptly of the reason for such failure or delay. Notwithstanding the foregoing, in the event such Party does not resume its performance within forty-five (45) days after such failure or delay, the other Party may terminate this Agreement.

     13.10. Equitable Relief. Each Party recognizes that the covenants contained in Sections 3, 4.1, 4.2, and 10 hereof and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other Party, that the other Party would not have entered into this Agreement in the absence of such covenants and the assurance of their continued performance as set forth in this Agreement, and that the other Party's breach or threatened breach of such covenants shall cause the first Party irreparable harm and significant injury, the amount of which shall be extremely difficult to estimate and ascertain, thus, making any remedy at law or in damages inadequate. Therefore, each Party agrees that the other Party shall be entitled to specific performance, an order restraining any breach or threatened breach of such sections of this Agreement, and any other equitable relief the first Party deems appropriate, without the necessity of posting of any bond or security. This right shall be in addition to any other remedy available to the first Party at law or in equity.

Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior or contemporaneous representations, discussions, proposals, negotiations, conditions and agreements (including, without limitation, the Collaboration Agreement, but not including any previous non-disclosure/non-use provisions or agreements) relating to the subject matter of this Agreement. No amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by the duly authorized representatives of Agen and Synbiotics.




IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by duly authorized representatives of the Parties as of the Effective Date.


         AGEN BIOMEDICAL LTD.              SYNBIOTICS CORPORATION




         By:  /s/ Russell Richards         By:  /s/ Paul A. Rosinack
         -----------------------------     ----------------------------------
                  Signature                         Signature


         Name:  Russell Richards           Name:  Paul A. Rosinack


         Title:  General Manager           Title: President and CEO

                                    EXHIBIT A
                                 Agen Territory

ASIA                                  AUSTRALIA AND OCEANIA

Bangladesh                            America Samoa
Bhutan                                Australia
Borneo                                Christmas Island
Brunei                                Cook Islands
Cambodia                              Federated States of Micronesia
China                                 Fiji
Hong Kong                             French Polynesia
Burma (Myanmar)                       Guam
India                                 Jarvis
Indonesia                             Kiribati
Japan                                 Marshall Islands
Korea, North                          Nauru
Korea, South                          New Caledonia
Laos                                  New Zealand
Macau                                 Niue Island
Malaysia                              Northern Mariana Islands
Maldives                              Palau
Mongolia                              Papua New Guinea
Nepal                                 Pitcairn Islands
Pakistan                              Solomon Islands
Paracel Islands                       Tonga
Philippines                           Tuvalu
Singapore                             Vanuatu
Sri Lanka                             Wallis and Futuna
Taiwan                                Western Samoa
Thailand
Vietnam

                                    EXHIBIT B
                             Synbiotics Biologicals


Supplied by Synbiotics:


1.    Canine Heartworm Antigen Test Kit Biologicals:
         Canine Heartworm antiserum (Polyclonal) - USDA registered product code E019.00
         Canine Heartworm monoclonal antibody, clone key DI 16 872.5 - USDA registered product code E118.00

2.    Feline Leukemia Virus Antigen Test Kit Biologicals :
         Anti-Feline Leukemia Virus monoclonal antibody, clone key 1111B10A5 (currently being supplied by Agen from Synbiotics' clones) Anti-Feline Leukemia Virus monoclonal antibody, clone key 24-1A2 (currently being supplied by Agen from UC Davis clones licensed by Synbiotics)

3.    Canine Parvo Virus Antigen Test Kit Biologicals:
         Anti-Parvo Virus antiserum (Polyclonal) - USDA registered product code E024.01 Anti-Parvo Virus monoclonal antibody, clone key A1C2.32

4.    Feline Heartworm Antibody Test Kit Biologicals:
         DiT33 Recombinant Heartworm antigen

                                    EXHIBIT C
                                Agen Biologicals


Supplied by Agen:


1.     Feline Leukemia Virus Antigen Test Kit Biologicals:
           Non-specific blocker monoclonal antibody, clone key B56.1.3A1/48


2.     Canine Parvo Virus Antigen Test Kit
           Non-specific blocker monoclonal antibody, clone key B56.1.3A1/48


3.     Feline Immunodeficiency Virus Test Kit Biologicals:
           Biotinylated FIV Peptide
           Anti-Cat IgG  monoclonal antibody, clone key 3B5/21


4.     VetRED Canine Heartworm Test Kit Biologicals:
           Anti - RBC monoclonal antibody  H79.48A.3C3/99
           Anti - HW monoclonal antibody  D46.8.4D4/23
           Non-specific blocker monoclonal antibody B56.1.3A1/48

                                    EXHIBIT D
                                    Products

1.   Canine Heartworm Antigen Test Kit containing typically:
          10 or 25 Pouches, each containing 1 test device and a packet of desiccant
          10 or 25 Pipettes
          1 Buffer Dropper Bottle, labeled
          1 Directions for Use Leaflet

          Biologicals used in manufacture of the test device include:
          Canine Heartworm antiserum (Polyclonal) - USDA registered product code E019.00
          Canine Heartworm monoclonal antibody, clone key DI 16 872-5,
          USDA registered product code E118-00


2.   Feline Leukemia Virus Antigen Test Kit containing typically:
          10 Pouches, each containing 1 test device, and a packet of desiccant 10 Pipettes
          1 Buffer Dropper Bottle, labeled
          1 Directions For Use Leaflet

          Biologicals used in manufacture of the test device include:

          Anti-Feline Leukemia Virus monoclonal antibody, clone key 24-1A2 Anti-Feline Leukemia Virus monoclonal antibody, clone key 1111B10A5 Non Specific Blocker monoclonal antibody, clone key B56.1.3A1/48


3.   Canine Parvo Virus Antigen Test Kit containing typically:
          5 Pouches, each containing 1 test device, and a packet of desiccant 5 Pipettes
          1 Buffer Dropper Bottle, labeled
          1 Directions For Use Leaflet

          Biologicals used in the manufacture of the test kit include:

          Anti-Parvo Virus monoclonal antibody, clone key A1C2.32
          Anti-Parvo Virus antiserum (Polyclonal) with USDA registered product code E024.01
          Non Specific Blocker monoclonal antibody, clone key B56.1.3A1/48

                                    Products

4.   Feline Heartworm Antibody Test Kit containing typically:
        5 or 25 Pouches, each containing 1 test device and a packet of desiccant 5 or 25 Pipettes
        1 Buffer Dropper Bottle, labeled
        1 Directions for Use Leaflet

        Biologicals used in manufacture of the test device include:

        DiT33 recombinant heartworm antigen

5.   Feline Immunodeficiency Virus Test Kit containing typically:
        10 Pouches, each containing 1 test device, and a packet of desiccant 10 Pipettes
        1 Buffer Dropper Bottle, labeled
        1 Directions For Use Leaflet

        Biologicals used in manufacture of the test device include:

        Streptavidin
        Biotinylated FIV Peptide
        Anti-Cat IgG  monoclonal antibody, clone key 3B5/21

6. Feline Leukemia Virus Antigen and Feline Immunodeficiency Virus Combination Test Kit containing typically:
        10 Pouches, each containing 1 test device, and a packet of desiccant
        10 Pipettes
        1 Buffer Dropper Bottle, labeled
        1 Directions For Use Leaflet

        Biologicals used in manufacture of the test device include:

        Anti-Feline Leukemia Virus monoclonal antibody, clone key 24-1A2 Anti-Feline Leukemia Virus monoclonal antibody, clone key 1111B10A5 Non Specific Blocker monoclonal antibody, clone key B56.1.3A1/48

        Streptavidin
        Biotinylated FIV Peptide
        Anti-Cat IgG monoclonal antibody,
        clone key 3B5/21

                                    Products


7.    VetRED Canine Heartworm Test Kit containing typically:
             25 plastic agglutination trays
             25 plastic stirrer sticks
             1 dropper bottle Test Reagent
             1 dropper bottle Negative Control
             1 dropper bottle Positive Control

                                    EXHIBIT E
                                   Trademarks


"Witness" is a registered trademark of Synbiotics Corporation.

                                    EXHIBIT F
                          Minimums and Milestone Dates

     Minimum number of test units of all products combined purchased by Synbiotics from AGEN in the first twelve (12) months from the effective date and each twelve (12) month period thereafter, is 1,000,000 tests.

     For purposes of Exhibit F "purchased" shall mean shipped in accordance with
Section 5.

     If Agen fails to ship in accordance with the delivery schedule, then the units that should have shipped will count toward the minimum.

                                    EXHIBIT G
                               Listing of Property

FeLV Cell Lines
The cell lines and clones for the anti-feline leukemia virus monoclonal antibody, clone key 1111B10A5 used in the feline leukemia virus antigen test kit are the property of Synbiotics.

Moulds
One 4 cavity mould and associated inserts for the manufacture of WITNESS top plates and WITNESS bottom plates for CHW and FeLV supplied by Poly Industries Pty Ltd,
8 Grenfell Street, Reversby, NSW 2212.

One 4 cavity mould and associated inserts for the manufacture of WITNESS top plates and WITNESS bottom plates for FeLV and FIV combination test supplied by Poly Industries Pty Ltd,
8 Grenfell Street, Reversby, NSW 2212.

                                    EXHIBIT H
                      Product Prices and Biologicals Prices


Transfer prices for veterinary test kits and components

       Canine Heartworm Antigen Test Kit
           USD 1.625 per test for the first 900,000 tests ordered and/or shipped in each twelve (12) month period starting from the Effective Date.

           and

           USD 1.45 per test for all tests ordered and/or shipped above the 900,000 test number threshold for the remainder of such twelve (12) month period.

       Feline Leukemia Virus Antigen Test Kit
           USD 1.625 per test

       Canine Parvo Virus Antigen Test Kit
           USD 2.65 per test

       Canine Parvo Virus Antigen Tests  - Bulk format
           USD 1.20 per test

       Feline Heartworm Antibody Test Kit
           USD 2.0 per test

       Feline Immunodeficiency Virus
           USD 1.80

       Feline Leukemia Virus Antigen and Feline Immunodeficiency Virus Combination Test Kit
           USD 2.55 per test

       VetRED Canine Heartworm Test Kit
           USD 2.00 per test

                      Product Prices and Biologicals Prices


Prices of Synbiotics Biologicals

     Canine Heartworm Antigen Test Kit Biologicals:

          Canine Heartworm antiserum (Polyclonal) with USDA registered product, Code E019.00
          Price USD 2.21 per mg

          Canine Heartworm monoclonal antibody, clone key DI 16 872-5, USDA registered product, Code E118-00
          Price USD 13.14 per mg


     Feline Leukemia Virus Antigen Test Kit  Biologicals:

          Anti-Feline Leukemia Virus monoclonal antibody, clone key 1111B10A5 Price - Not applicable
          Anti-Feline Leukemia Virus monoclonal antibody, clone key 24-1A2 Price - Not applicable


     Canine Parvo Virus Antigen Test Kit Biologicals:

          Anti-Parvo Virus antiserum (Polyclonal) - USDA registered product code E024.01
          Price USD 2.63 per mg

          Anti-Parvo Virus monoclonal antibody, clone key A162.32
          Price USD  3.98 per mg


     Feline Heartworm Antibody Test Kit Biologicals:

          DiT33 Recombinant Heartworm antigen
          Price 400 USD per mg

  Prices of Agen Biologicals

1.     Feline Leukemia Virus Antigen Test Kit Biologicals:
              Non-specific blocker monoclonal antibody, clone key B56.1.3A/48 Price USD 9.45 per mg


2.     Canine Parvo Virus Antigen Test Kit
              Non-specific blocker monoclonal antibody, clone key B56.1.3A1/48 Price USD 9.45 per mg


3.     Feline Immunodeficiency Virus Test Kit Biologicals:
              Biotinylated FIV Peptide1
              Price USD 322.00 per mg
              Anti-cat IgG monoclonal antibody N208.53B.3B5/21
              Price USD 7.98 per mg


4.       VetRED Canine Heartworm Test Kit:
              Prices not applicable

                                    EXHIBIT I
                   Disclosure Pursuant to Sections 8.1 and 8.2

                                    EXHIBIT J
                               Previous Agreements

Collaboration Agreement                              July 7, 1995

Distributor Agreement                                March 9, 1992

Amendment to the Distribution Agreement              July 9, 1997

Distributor Agreement                                March 24, 1992

Exclusive License                                    July 1996

Amendment to the Exclusive License                   May 16, 1997

Amendment to the Collaboration Agreement             July 9, 1997

Letter Agreement                                     August 8, 1997

Letter Agreement                                     April 27, 1998

                                    EXHIBIT K
                               Dispute Resolution

The Parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either Party's rights and/or obligations. The terms of this Section 13.4 set forth the procedures to be used in the alternative dispute resolution ("ADR") process for resolving disputes between the Parties. A Party initiating the ADR must first send written notice of the dispute to the other Party for attempted resolution by good faith negotiation between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days). If the matter is not resolved within such twenty-eight (28) day period, or if the Parties fail to meet within such twenty-eight (28) day period, either Party may initiate an ADR proceeding as provided herein. The Parties shall have the right to be represented by counsel in such a proceeding.

To begin the ADR proceeding, a Party shall provide written notice (the "ADR Notice") to the other Party of the issues to be resolved by ADR. Within fourteen
(14) days after its receipt of the ADR Notice, the other Party may, by written notice to the Party providing the ADR Notice, add additional issues to be resolved within the same ADR proceeding. Within twenty-one (21) days following receipt of the ADR Notice, the Parties shall select a mutually acceptable neutral individual to preside in the resolution of any disputes in the ADR proceeding. If the Parties are unable to agree on a mutually acceptable neutral within such period, either Party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

          (a) The CPR shall submit to the Parties a list of not less than five
          (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. Each candidate shall be independent and shall not be an employee, director or holder of outstanding equity securities of either Party or any of their subsidiaries or affiliates or of any entity with which either Party has a contractual or business relationship.

          (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

          (c) Each Party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a Party believes a conflict of interest exists regarding any of the candidates, that Party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any Party failing to return a list of preferences on time shall be deemed to have no order of preference.

          (d) If the Parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the Parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the Parties


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          collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding the conflicts and, it its sole discretion, may either

               (i) immediately designate as the neutral the candidate for whom the Parties collectively have indicated the greatest preference, or

               (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a)-2(d) shall be repeated until the neutral is selected.

No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place at a location agreed upon by the Parties. If the Parties cannot agree, the neutral shall designate a location other than the principal place of business of either Party or any of their subsidiaries or affiliates.

At least seven (7) days prior to the hearing, each Party shall submit, in written form, the following to the other Party and the neutral:

          (a) a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the neutral;

          (b) a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

          (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

          (d) a brief in support of such Party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

No discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

          (a) The hearing may be attended by two representatives of each Party, each Party's expert witnesses, if any, counsel and the neutral.

          (b) Video conferencing shall be permissible at the discretion of the neutral.

          (c) Each Party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each Party has had the five (5) hours to which it is entitled.


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          (d)  Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross-examination.

          (e) The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

          (f) Except when testifying, witnesses, other than the Party representatives and any expert witnesses, shall be excluded from the hearing until closing arguments.

          (g) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing shall be admissible at the discretion of the neutral, provided the affiant is available for purposes of cross-examination. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

Within seven (7) days following completion of the hearing, each Party may submit to the other Party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

          (a) If the neutral rules in favor of one Party on all disputed issues in the ADR, the losing Party shall pay 100% of such fees and expenses.

          (b) If the neutral rules in favor of one Party on some issues and in favor of the other Party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the


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          outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information, although the rulings may be introduced in any subsequent ADR hearing relating to this Agreement. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

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